Exhibit 14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our report dated November 19, 2014, relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Report to Shareholders of Virtus Dynamic Trend Fund (formerly Virtus Dynamic AlphaSector Fund) and Virtus Equity Trend Fund (formerly Virtus Premium AlphaSector Fund), each a series of Virtus Opportunities Trust, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 5, 2015